SUPPLEMENTAL INDENTURE

                           dated as of March 15, 2005

                                 to that certain

                    INDENTURE dated as of September 30, 1997

                                     between

                                KELLWOOD COMPANY

                                   as Issuer,

                                       and

               JPMORGAN CHASE BANK f/k/a THE CHASE MANHATTAN BANK

                                   as Trustee

                             relating to the Issuers

                      7 7/8% Senior Notes due July 15, 2009

                                       and

                     7 5/8% Debentures due October 15, 2017






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         THIS SUPPLEMENTAL INDENTURE dated as of March 15, 2005 (this
"SUPPLEMENT"), between Kellwood Company, a Delaware corporation (the "COMPANY"), having its principal office at 600 Kellwood Parkway, Chesterfield, Missouri 63017, and JPMorgan Chase Bank f/k/a The Chase Manhattan Bank, a New York banking corporation, as Trustee (the "TRUSTEE"). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as hereinafter defined).

                                   WITNESSETH

         WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of September 30, 1997, between the Company and the Trustee (the "Indenture") pursuant to which the Company has issued on (i) October 27, 1997 One Hundred Fifty Million Dollars ($150,000,000) of 7 5/8% Debentures due October 15, 2017, and (ii) July 26, 1999 One Hundred Fifty Million Dollars ($150,000,000) of 7 7/8% Senior Notes due July 15, 2009 (collectively, the "Securities");

         WHEREAS, each Guarantor (as defined in the Guaranty Agreement referred to below) is, directly or indirectly, a material domestic Subsidiary of the Company and materially benefits from the Securities issued under the Indenture;

         WHEREAS, the Company has entered into a Credit Agreement dated as of October 20, 2004 (herein, as the same may be amended, supplemented or modified from time to time called the "Credit Agreement") among the Company, various lenders party thereto (the "Lenders"), Bank of America, N.A., as Trustee, and Banc of America Securities LLC, as sole lead arranger and sole book manager;

         WHEREAS, the Credit Agreement requires that the Guarantors execute and deliver a guaranty agreement as more fully provided for therein (herein as the same may be amended, supplemented or modified from time to time called the "Credit Agreement Guaranty") with respect to the Company's obligations under the Credit Agreement and related documents;

         WHEREAS, the Guarantors have deemed it advisable and in the best interest of the Guarantors to voluntarily execute and deliver to the Trustee for the benefit of the Securityholders, a Guaranty Agreement in substantially the form of the Guaranty Agreement attached hereto as Exhibit A (such Guaranty Agreement, as the same may be amended, supplemented or modified from time to time, called the "Guaranty Agreement"), it being understood that pursuant to its terms the Guaranty Agreement shall automatically terminate concurrent with any release or termination of the Credit Agreement Guaranty;

         WHEREAS, Sections 9.1(5) and 9.1(8) of the Indenture permit the Company and the Trustee (without prior notice to or the consent of any Securityholder) to enter into one or more supplemental indentures to amend the Indenture to make any change that does not materially adversely affect the legal rights of any Securityholder, and to add to the covenants and agreements of the Company;

         WHEREAS, this Supplement is intended to amend the Indenture to provide for the Guaranty Agreement, and is permitted pursuant to Sections 9.1(5) and 9.1(8) of the Indenture;


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         WHEREAS, the Board of Directors of the Company has authorized the execution and delivery by the Company of this Supplement;

         WHEREAS, the Company has requested that the Trustee execute and deliver this Supplement and the Guaranty Agreement; and

         WHEREAS, all other acts and things necessary to constitute a valid and binding supplemental indenture, enforceable in accordance with its terms, have been done and performed, and the execution of this Supplement has in all respects been duly authorized.

         NOW, THEREFORE, the Company and the Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of all Securityholder, hereby join in the execution and delivery of this Supplement in order to supplement the Indenture as follows:

                                    ARTICLE I

                                    AMENDMENT

         SECTION 1.1 Article I (Definitions) of the Indenture is hereby amended to add the following definition in alphabetical order:

         "Guarantor" has the meaning assigned thereto in the Guaranty Agreement.

         "Guaranty Agreement" - shall have the meaning set forth in Section
13.16.

         SECTION 1.2 Article XIII (Miscellaneous) of the Indenture is hereby amended by adding Section 13.16 as follows:

         "Section 13.16. The Securities shall be guaranteed by the Guarantors pursuant and subject to the terms and provisions of the Guaranty Agreement (it being understood that the Guaranty Agreement is subject to the termination provisions of Section 22 thereof). In addition to all other rights and remedies available to the Trustee under the Indenture or at law or in equity, the Trustee is authorized to enforce the Guaranty Agreement pursuant to the terms and provisions thereof."

                                   ARTICLE II

                         ACKNOWLEDGEMENT OF THE TRUSTEE

         SECTION 2.1 TRUSTEE ACKNOWLEDGMENT. The Company hereby requests that the Trustee (a) execute and deliver this Supplement and the Guaranty Agreement and (b) accept and hold the Guaranty Agreement for the benefit of the Securityholders. The Trustee acknowledges receipt of a counterpart of the Guaranty Agreement executed by the Guarantors and the Trustee, together with (i) the documents provided for in Section 9.6 and 13.4 of the Indenture, and (ii) resolutions of the board of directors (or equivalent governing body) of each of

                                      -2-

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the Guarantors as certified by the Secretary or Assistant Secretary of each of such Guarantors. The Trustee agrees to be bound by the termination and release provisions of Section 22 of the Guaranty Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

         SECTION 3.1       EFFECTIVENESS AND EFFECT.

         Upon execution hereof by the Company and the Trustee, this Supplement shall become effective. The provisions set forth in this Supplemental shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplement. The Indenture shall remain in full force and effect as modified by this Supplement.

         SECTION 3.2       COUNTERPARTS.

         This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

         SECTION 3.3       GOVERNING LAW.

         This Supplement shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                               KELLWOOD COMPANY

                                               By: /s/ W. Lee Capps, III
                                                   -------------------------
                                               Name:  W. Lee Capps, III
                                               Title: Executive Vice President
                                                      Finance and Chief
                                                      Financial Officer



                                               JPMORGAN CHASE BANK

                                               By:    /s/ Rosa Ciaccia
                                               Name:  Rosa Ciacci
                                               Title: Trust Officer





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                                    EXHIBIT A



                               GUARANTY AGREEMENT
                               ------------------

                                   (Attached.)